Exhibit 5.1
February 9, 2011
Endocyte, Inc.
3000 Kent Avenue
Suite A1-100
West Lafayette, IN 47906
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on February 9, 2011 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,281,113 shares of your common stock, par value $0.001 per share (the “Shares”), (i) 476,640 shares of which are subject to currently outstanding options under the 1997 Stock Plan, (ii) 1,519,654 shares of which are subject to currently outstanding options under the 2007 Stock Plan, (iii) 1,498,929 shares of which are to be issued pursuant to options under the 2010 Equity Incentive Plan and (iii) 261,780 shares of which are to be issued pursuant to the 2010 Employee Stock Purchase Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
          It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements referred to therein, the Shares will be legally and validly issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation